Exhibit 10.1

June 17, 2016

Mr. Louis Belardi
2347 Schlosser Road
Harleysville, PA 19438

Dear Lou:

On behalf of the Board of Directors of ModusLink Global Solutions, Inc. (“ModusLink Global” and the “Company”), this will confirm our recent offer to you to become Executive Vice President and Chief Financial Officer of ModusLink Global, effective June 27, 2016.  You shall also serve as the Chief Financial Officer of ModusLink Corporation.  In these capacities, you will report directly to Jim Henderson, Chief Executive Officer.

Your annualized base salary will be $325,000, less applicable withholdings and deductions, paid biweekly in accordance with the Company’s payroll practice.  For fiscal year 2017, which commences on August 1, 2016, you will be eligible for a cash bonus of up to 60% of your base salary, subject to your attainment of short-term performance objectives to be mutually agreed upon and established.  The cash bonus will be paid no later than 75 days after the end of the fiscal year.

Additionally, the Company will provide you with a sign on bonus of $50,000, payable in the first paycheck following 30 days of employment and subject to applicable withholdings and deductions.

You will be entitled to accrue vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs, other than any severance arrangement, that the Company establishes and makes generally available to its employees from time to time provided you are eligible under (and subject to all provisions of) any plan documents governing any such programs.  A summary of your benefits is enclosed and the details of the plans and coverages offered will be reviewed with you when you join the Company.

You represent and warrant (i) you have advised the Company in writing of any agreement relating to noncompetition, non-solicitation or confidentiality between you and any previous employer, (ii) you are not a party to or bound by any other employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which will be violated by your acceptance of this position, or which would interfere in any marital respect with performance of your duties with the Company and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of the duties with the Company.

Finally please sign and return the following documents at your earliest convenience: (i) the Company’s Code of Conduct, (ii) the Company’s standard form Non-Disclosure and Developments Agreement; and (iii) the Company’s Policy on Trading of Securities. Within the first three days of employment, please provide the Company with documents supporting your eligibility to work in the United States, so that we can complete an Employment Eligibility Verification Form (Form I-9) for you.

This correspondence the entire agreement between you and the Company and supersedes all prior offers, both verbal and written.  This correspondence does not constitute a guarantee of employment or impose on the Company any obligation to retain you as an employee for any set amount of time.  Your employment is at will and may be terminated by you or the Company at any time for any or no reason.

Lou, we are very pleased that you have chosen to join the ModusLink team, and we are confident that you will make a significant contribution to our business!

Sincerely,

/s/ Kathleen V. Betts

Kathleen V. Betts
Chief Human Resources Officer

Agreed to, acknowledged and accepted,

/s/ Louis Belardi	June 17, 2016
Louis Belardi	Date